Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

AMGEN ANNOUNCES APPOINTMENT OF

ROBERT A. ECKERT TO BOARD OF DIRECTORS

THOUSAND OAKS, Calif., (Dec. 13, 2012) – Amgen (NASDAQ:AMGN) today announced the appointment of Robert A. Eckert, former chief executive officer at Mattel, Inc., to its Board of Directors. Mr. Eckert will serve on the Audit and Corporate Responsibility and Compliance Committees of the Board. Following the appointment of Mr. Eckert and the previously announced retirement of Kevin W. Sharer from the Board on Dec. 31, 2012, the Board on Jan. 1, 2013, will be comprised of 14 directors, 13 of whom are independent.

“We are pleased to welcome Bob Eckert to the Amgen Board. Bob has significant experience and a superb track record of leading global companies during a long and successful career,” said Robert A. Bradway, chief executive officer at Amgen. “His contributions to the Board will guide us as we expand our reach to more patients in more markets and continue creating value for our stockholders.”

Robert A. Eckert

Mr. Eckert, 58, currently serves as non-executive Chairman at Mattel, Inc., where he served as Chief Executive Officer from 2000 through 2011. Prior to this role, Mr. Eckert was President and Chief Executive Officer of Kraft Foods, Inc. from 1997 to 2000. Before that, Mr. Eckert served as Group Vice President and President of Kraft’s Oscar Mayer foods division. Mr. Eckert currently serves on the Boards of Directors of McDonald’s Corporation and Levi Strauss & Co. Mr. Eckert is on the Dean’s Advisory Board of the Kellogg Graduate School of Management and serves on the Eller College of Management National Board of Advisors at the University of Arizona. Mr. Eckert holds a Bachelor of Arts degree from the University of Arizona and an MBA from Northwestern University.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

CONTACT: Amgen, Thousand Oaks

Ashleigh Koss, 805-313-6151 (media)

Arvind Sood, 805-447-1060 (investors)

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